As filed with the Securities and Exchange Commission on June 11, 1996
                                                    Registration No. 333-_____
================================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                              ______________________

                                    Form S-3
                              REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933
                            __________________________

                                NeoRx Corporation
             (Exact name of registrant as specified in its charter)

Washington                              91-1261311
(State of Incorporation)               (I.R.S. Employer Identification Number)

                            410 West Harrison Street
                            Seattle, Washington 98119
                                 (206) 281-7001
 (Address and telephone number of registrant's principal executive offices)
                          Jeffrey J. Miller, Ph.D., J.D.
                              Senior Vice President
            Business Development and Legal Affairs, and Secretary
                            410 West Harrison Street
                            Seattle, Washington 98119
                                 (206) 281-7001
          (Name, address and telephone number of agent for service)
                            _________________________
                                    Copies to:
                                Stephen A. McKeon
                                  David K. Yao
                                  Perkins Coie
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099
                                 (206) 583-8888
                            _________________________
          Approximate date of commencement of proposed sale to the public:
       From time to time after this Registration Statement becomes effective.
                            _________________________
     If the only Securities being registered on this form are being offered pur-suant to dividend or interest reinvestment plans, please check the following box. __________

     If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following
box.    X

     If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __________
                             _________________________

CALCULATION OF REGISTRATION FEE:

Title of Securities to Be Registered: Common Stock, $.02 par value per share Amount to Be Registered: 346,763 (2)
Proposed Maximum Offering Price Per Unit (1):  $7.00
Proposed Maximum Aggregate Offering Price (1):  $2,427,341
Amount of Registration Fee:  $837.00
_______________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) In accordance with Rule 429, the Warrant Prospectus contained herein is a combined prospectus which also relates to the Company's Registration Statement on Form S-3 (No.33-60029), which registered for resale 1,654,338 shares of Common Stock and 1,323,471 warrants.

     This registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration State-ment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effec-tive on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               EXPLANATORY NOTE


    This Registration Statement contains two forms of Prospectus: one relating to 268,904 shares of Common Stock held by The DuPont Merck Pharmaceutical Com-pany (the "DuPont Merck Prospectus") and the other relating to 77,859 shares issuable upon exercise of outstanding warrants held by Den Norske
Krigsforsikring for Skib (the "Warrant Prospectus").

    Information contained herein is subject to completion or amendment. A registration statement relating to these Securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    Subject to Completion, dated June 11, 1996
PROSPECTUS
                          268,904 Shares of Common Stock
                               NeoRx Corporation

    This Prospectus relates to 268,904 shares (the "Shares") of common stock, $.02 par value per share (the "Common Stock"), of NeoRx Corporation (the "Company" or "NeoRx"). The Shares may be offered by a certain shareholder of the Company (the "Selling Shareholder") from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Shareholder" and "Plan of Distribution."

    None of the proceeds from the sale of the Shares by the Selling Shareholder will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholder) in connection with the registration and sale of the Shares being offered by the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    All the Shares were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold the Shares to the Selling Shareholder in a private transaction in October 1994. This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act. In connection with any sales, the Selling Shareholder and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholder."

    The Common Stock is quoted on The Nasdaq Stock Market under the symbol "NERX." On June 4, 1996, the closing sales price for the shares of Common Stock as reported on Nasdaq was $7.00 per share.
                         __________________________

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                         __________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         __________________________

The date of this Prospectus is ___________, 1996.

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661).
Such reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to NeoRx Corporation, 410 West Harrison Street, Seattle, Washington 98119, Attention: Investor Relations.

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

       1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

       2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

       3. The Company's Current Report on Form 8-K filed by the
          Company on April 16, 1996.

    All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.
                         __________________________

    The Company's principal offices are located at 410 West Harrison Street, Seattle, Washington 98119, and its telephone number is
(206) 281-7001.

                                RISK FACTORS

    Prospective purchasers should carefully consider the risk factors set forth below as well as the other information set forth in this Prospectus before purchasing the Common Stock offered hereby.

Early Stage of Product Development; Technological Uncertainty

    To date, substantially all of the Company's revenues have consisted of payments received under agreements with corporate partners and from government research contracts, none of which provide for material future funding. The Company has received no revenues to date from product sales, does not expect regulatory approval for commercial sales of its lung cancer imaging product earlier than the third quarter of 1996 and does not expect to seek U.S. regulatory approval for sales of its cancer and anti-restenosis treatment products before 1999. The Company's current research and development activities are focused primarily on its proposed therapeutic products, which are in an early stage of development. In preclinical studies the Company's pretargeting technology has shown promise for the treatment of cancer tumors in animals. Results obtained in preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials. The Company initiated a Phase I dose escalation study in humans in mid-1994 and does not expect to complete such study before the second half of 1996. The Company's proposed therapeutic products for the prevention of restenosis are also in an early stage of development.

    The Company will require collaborative partners to assist in developing its potential products, and there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future. In addition, the Company's potential products will require significant additional research and development and extensive clinical testing prior to commercial use. There can be no assurance that these potential products will be successfully developed into drugs that can be administered to humans or that any such drugs or related therapies will prove to be safe and effective in clinical trials or cost-effective to manufacture. Further, these potential products may prove to have undesirable and unintended side effects that may prevent or limit their commercial use.

History of Losses; Need for Additional Funds

    The Company has been unprofitable since inception and expects to incur additional operating losses over the next several years. These operating losses may fluctuate from period to period. For the period from February 13, 1984 (the Company's inception) to March 31, 1996, the Company incurred net losses aggregating $109.4 million. The Company's existing capital resources and interest income thereon are currently expected to be sufficient to fund the Company's operations through late 1997. The Company's actual expenditures will depend on numerous factors, including results of research and development activities, clinical trials, the levels of resources that the Company devotes to establishing and expanding marketing and manufacturing capabilities, competitive and technological developments and the timing and cost of relationships with parties to collaborative agreements. The Company will require substantial additional funds to complete the development of its therapeutic products. Adequate funds for these purposes, whether through additional financings, collaborative arrangements with corporate sponsors or other sources, may not be available when needed or on terms favorable to the Company.

Dependence on Suppliers

    The Company depends on the timely delivery from suppliers of certain materials and services. In connection with its research, preclinical studies and clinical trials, the Company has periodically experienced interruption in the supply of monoclonal antibodies, including the

1990 loss of its former sole supplier of the antibody used in its cancer imaging products. Interruptions in these and other supplies could occur in the future. The Company will need to develop sources for commercial quantities of yttrium-90, the radionuclide used in its proposed cancer therapeutic products, and for the antibody, streptavidin and clearing agent used in Avicidin. The catheter used to deliver the Company's proposed anti-restenosis products has not yet been approved for sale by the FDA; commercial use of such catheter depends on receiving such approval. In addition, the Company depends on a supply of the catheter from its manufacturer, and there can be no assurance that the manufacturer will provide a timely and adequate supply of catheters to the Company. Any failure by the manufacturer to timely and adequately supply catheters would have a material adverse effect on the Company's ability to commercialize these products.

Dependence on Others for Commercial Manufacturing and Marketing

  The Company has no manufacturing facilities for commercial production of its products under development. The Company also has no experience in sales, marketing or distribution. The Company's strategy for commercialization of its products requires entering into various arrangements with corporate collaborators, licensors, licensees and others to manufacture, distribute and market its products. The Company will depend on the success of these outside parties in performing their responsibilities. Although the Company believes that parties to its existing and any future arrangements will have an economic motivation to successfully perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the Company's control. There can be no assurance that such parties will perform their obligations as expected, that the Company will derive any revenues from such arrangements or that the Company's reliance on others for manufacturing products will not result in unforeseen problems with product supply. The Company entered into agreements with Boehringer Ingelheim and DuPont Merck under which Boehringer Ingelheim has worldwide manufacturing rights and non-North American marketing rights and DuPont Merck has exclusive North American marketing rights to the Company's Verluma lung cancer imaging product. The Company intends to seek collaborative partners to assist in developing, manufacturing and marketing its therapeutic products under development. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that its current or future collaborative arrangements will be successful.

Competition

    Cancer imaging and therapy and anti-restenosis product development is highly competitive. There are numerous competitors developing products to detect, stage or treat each of the diseases for which the Company is seeking to develop products. Some competitors have adopted product development strategies similar to the Company's approach of targeting cancer cells by linking radionuclides to monoclonal antibodies. Many emerging companies have corporate partnership arrangements with large, established companies to support research, development and commercialization efforts of products that may be competitive with those being developed by the Company. In addition, a number of established pharmaceutical and chemical companies are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary monoclonal antibody-based technology or other technologies applicable to the imaging or treatment of cancer and restenosis. Many of the Company's existing or potential competitors have or have access to substantially greater financial, research and development, marketing and production resources than those of the Company and may be better equipped than NeoRx to develop, manufacture and market competing products. The Company's competitors may develop and introduce products that are more effective than those of the Company or that would render the Company's technology and products under development less competitive, uneconomical or obsolete.

Technological Uncertainties Regarding Human Immune Response to
Foreign Proteins

    The Company's Avicidin cancer therapy product, which is in Phase
I/II clinical testing, currently uses a monoclonal antibody of murine (mouse) origin coupled to streptavidin, a protein of bacterial origin. These molecules appear as foreign proteins to the human immune system, which develops its own antibody in response. The HAMA response, or "human anti-streptavidin antibody" response, or "HASA," may limit the number of doses that may be safely or effectively administered to a patient, thereby limiting a product's efficacy. The Company believes that humanized antibodies may reduce HAMA and that chemical modification of streptavidin may reduce HASA. Gene cloning technology permits splicing of human and murine antibody portions together, thereby yielding humanized molecules. Although the Company has produced a humanized version of the murine antibody used in Avicidin and has initiated a Phase I human safety study of the humanized antibody, there can be no assurance that such humanized antibody would reduce the extent to which HAMA or HASA may limit the effectiveness of the Company's cancer therapy products or that the Company will successfully commercialize products incorporating the humanized antibody.

Uncertainty Regarding Patents and Proprietary Rights

    The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions, and currently no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Products and processes important to NeoRx are subject to this uncertainty. Accordingly, there can be no assurance that the Company's patent applications will result in additional patents being issued or that, if issued, patents will afford protection against competitors with similar technology, nor can there be any assurance that any patents issued to the Company will not be infringed by or designed around by others or that others will not obtain patents that the Company would need to license or design around. Moreover, the technology applicable to the Company's products is developing rapidly. Research institutes, universities and biotechnology companies, including the Company's competitors, have filed applications for, or have been issued, numerous patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or relating to those of the Company.
The scope and validity of such patents, the extent to which the Company may be required to obtain licenses thereunder or under other proprietary rights and the cost and availability of licenses are unknown. To the extent licenses are required, there can be no assurance that they will be available on commercially reasonable terms, if at all. The Company also relies on unpatented proprietary technology. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, that others will not otherwise gain access to the Company's proprietary technology, or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

Delays and Costs Resulting From Government Regulation

    The manufacture and marketing of the Company's proposed products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. Clinical trials, manufacturing and marketing of products are subject to the rigorous testing and approval processes of the FDA and equivalent foreign regulatory authorities. Clinical trials and regulatory approval can take a number of years to accomplish and require the expenditure of substantial resources.
There can be no assurance that clinical trials will be started or completed successfully within any specified time period. Delays in approval can occur for a number of reasons, including the Company's failure to obtain necessary supplies of monoclonal antibodies or other materials or to obtain a sufficient number of available patients to support the claims necessary for regulatory approval. There can be no assurance that requisite FDA approvals will be obtained on a timely basis, if at all, or that any approvals granted will cover all the clinical indications for which the Company may seek approval.

Boehringer Ingelheim filed a PLA and an ELA with the FDA for approval to manufacture and market Verluma in March 1994. In December 1995, ODAC recommended that the FDA approve Verluma. On March 22, 1996, Boehringer Ingelheim advised the Company that it had decided to discontinue the use of a contract manufacturer of a non-biologic component of the Verluma product and assume responsibility for its manufacture. Because Boehringer Ingelheim must validate its manufacturing processes and procedures for this component, the Company does not expect FDA approval before the third quarter 1996. The Company's business would be adversely affected by significant delays in FDA approval of the manufacture and marketing of this product by Boehringer Ingelheim or by failure of the FDA to grant such approval. Delays or failure to obtain regulatory approval would adversely affect or prevent the marketing of other products developed by the Company and its ability to receive royalty or other product revenues. The manufacture and marketing of drugs are subject to continuing FDA review and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse governmental regulation that might arise from future U.S. or foreign government action.

Risk of Product Liability

    The testing, manufacturing, marketing and sale of human healthcare products under development by the Company entail an inherent risk that product liability claims will be asserted against the Company. Although the Company is insured against such risks up to a $10 million annual aggregate limit in connection with human clinical trials and commercial sales of its products under development, there can be no assurance that the Company's present product liability insurance is adequate. A product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company and may prevent the Company from obtaining adequate product liability insurance in the future on affordable terms. In addition, there can be no assurance that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost.

Uncertainty of Pharmaceutical Pricing, Healthcare Reform and Reimbursement

    The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control.
In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. The Company cannot predict the effect healthcare reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its products under development may be adversely affected. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

Reliance on Key Personnel

    The Company's success will depend in part on the efforts of certain key scientists and management personnel. Because of the specialized nature of the Company's business, the Company's ability to maintain its competitive position will depend in part on its ability to attract and retain qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. The loss of key management or scientific personnel could have an adverse effect on the Company's business. The Company does not maintain key man insurance on any of its scientists or management personnel.

Compliance With Environmental Regulations; Hazardous Materials

    The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with its research and development activities and its manufacturing of clinical trial materials. Although the Company believes that it has complied with these laws and regulations in all material respects, there can be no assurance that it will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development and clinical manufacturing processes involve the controlled use of small amounts of hazardous and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources.

Possible Volatility of the Price of the Common Stock

    The market price of the Common Stock may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, results and timing of clinical trials, sales by existing shareholders, regulatory approvals or developments relating to corporate alliances or patent or proprietary rights may have a significant impact on the market price of the Common Stock. In addition, general market price declines, volatility or share illiquidity in the future could adversely affect the market price of the Common Stock.

                               DIVIDENDS

    The Company has never paid dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, under the terms of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1, cash dividends on the Common Stock may not be paid unless full cumulative dividends on such preferred stock have been paid.

                            CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1996.

                                                                        March 31, 1996
                                                                        --------------
                                                                        (in thousands)
Noncurrent liabilities:
  9 3/4% Convertible Subordinated Debentures........................       $   1,195
  Other noncurrent liabilities......................................              77
                                                                            --------
      Total noncurrent liabilities..................................           1,272
                                                                            --------
Shareholders' equity:
  Series Preferred Stock, $.02 par value per share; 3,000,000 shares authorized:
      Convertible Exchangeable Preferred Stock, Series 1;
      208,240 shares outstanding....................................               4
      Convertible Preferred Stock, Series 2;
      46,667 shares outstanding.....................................               1
  Common Stock, $.02 par value per share, 60,000,000 shares
  authorized, 15,349,577 shares outstanding (1).....................             307
  Additional paid-in capital........................................         139,058
  Accumulated deficit since inception...............................        (117,050)
                                                                            --------
      Total shareholders' equity....................................          22,320
                                                                            --------
                Total capitalization................................       $  23,592
                                                                            ========

_______________

(1) Does not include (i) 1,033,727 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; (ii) 2,811,853 shares of Common Stock reserved for issuance upon exercise of outstanding stock options; (iii) 46,318 shares of Common Stock reserved for issuance upon the conversion of the 9 3/4% Convertible Subordinated Debentures; (iv) 236,636 shares of Common Stock reserved for issuance upon conversion of the Convertible Exchangeable Preferred Stock, Series 1; and (v) 1,239,860 shares of Common Stock reserved for issuance upon conversion of the Convertible Preferred Stock, Series 2.

                          SELLING SHAREHOLDER

    The Company sold 268,904 shares to The DuPont Merck Pharmaceutical Company ("DuPont Merck"), the Selling Shareholder, in a private transaction in October 1994 at a purchase price of $3.7188 per share in connection with a license agreement. The Shares have been registered pursuant to the Company's agreement with the Selling Shareholder to remove their restricted status under the Securities Act. After completion of this offering, assuming all the Shares being offered are sold, the Selling Shareholder will not own any shares of Common Stock.

    No affiliate of the Selling Shareholder has held any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                         PLAN OF DISTRIBUTION

    The resale of the Shares by the Selling Shareholder may be effected from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholder in connection with the offering of certain of the Shares by the Selling Shareholder. None of the proceeds from the sale of the Shares by the Selling Shareholder will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

    The Selling Shareholder and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commission and fees and expenses of counsel and other advisors to the Selling Shareholder) in connection with the registration and sale of the Shares being offered by the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act.

       There can be no assurance that the Selling Shareholder will sell any or all of the Shares offered by it hereunder.

                        DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 3,000,000 shares of Series
Preferred Stock, $.02 par value per share.

Common Stock

    The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders, except that in elections of directors, shareholders are entitled to cumulate votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. The holders of Common Stock are entitled to receive ratably such dividends as are declared by the Company's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Series Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities of the Company and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Series Preferred Stock, upon conversion of debentures upon issuance and exchange, and upon exercise of warrants, will be, fully paid and nonassessable. At March 31, 1996, there were approximately 15.3 million shares of Common Stock outstanding held of record by approximately 1,100 shareholders.

Series Preferred Stock

    The Company is authorized to issue 3,000,000 shares of Series Preferred Stock, par value $.02 per share, of which 208,240 shares of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1 (the "Series 1 Preferred Stock"), and 46,667 shares of its Series 2 Convertible Preferred Stock were outstanding at March 31, 1996.

    If declared by the Company's Board of Directors, holders of Series 1 Preferred Stock are entitled to receive a cash dividend of $2.4375 per share, payable in semi-annual installments on June 1 and December 1. Dividends are cumulative. Each share of Series 1 Preferred Stock is convertible into approximately 1.14 shares of Common Stock, subject to adjustment in certain events. The Series 1 Preferred Stock is redeemable at the Company's option at certain redemption prices, $25.98 per share at the date of this Prospectus, reducing to $25.00 per share by 1999. The holders of Series 1 Preferred Stock have no voting rights, except in limited circumstances.

    The holders of Series 2 Convertible Preferred Stock are entitled to receive a dividend of 8% per year of the "Stated Value" ($100 per share) on a cumulative basis, with quarterly compounding. Dividends shall be paid in cash or Common Stock, at the Company's option, at the time that such Series 2 Convertible Preferred Stock is converted or redeemed. Each share of Series 2 Convertible Preferred Stock is convertible into Common Stock at a conversion price equal to 83% of the average market price of the Common Stock for the five consecutive trading days ending one day prior to the date of conversion, subject to certain restrictions on conversion and adjustment in certain circumstances; provided, however, that such conversion price shall not be less than $4.41 (except in certain circumstances) nor more than $8.36 per share of Common Stock. The Series 2 Convertible Preferred Stock is redeemable by the Company at a price of $120.50 per share, plus accrued and unpaid dividends. The holders of Series 2 Convertible Preferred Stock have no voting rights, except in limited circumstances.

    The Company's Board of Directors may, without further action by the Company's shareholders, issue additional Series Preferred Stock in one or more series and fix all the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

Warrants

    At March 31, 1996, the Company had 1,634,907 Common Stock purchase warrants outstanding. Every four such warrants entitle the holder thereof to purchase one share of Common Stock at an exercise price of $5.3125. Such warrants are exercisable until April 25, 1998. Additionally, in conjunction with an agreement, the Company issued Boehringer Ingelheim warrants to purchase shares of the Company's Common Stock. At March 31, 1996, warrants to purchase 625,000 shares were outstanding, which warrants are exercisable through September 11, 1997. Such warrants entitle the holder thereof to purchase 375,000 shares of Common Stock at an exercise price of $21.12 per share and 250,000 shares of Common Stock at an exercise price of $15.84 per share.

    The exercise price and, in some cases, the number of shares of Common Stock issuable upon exercise of the warrants will be appropriately adjusted in the event of stock splits, stock combinations, rights offerings or stock or other dividends involving the Common Stock. Fractional shares will not be issued upon exercise of the warrants and, in lieu thereof, a cash adjustment based on the fair market value of the Common Stock as reported on the Nasdaq National Market (or as reported on a national securities exchange, if applicable) on the date of exercise will be made. In case of any reclassification or capital reorganization, or in case of any consolidation or merger of NeoRx with or into another corporation or any sale, lease or transfer to another corporation of all or substantially all the assets of NeoRx, the holder of each outstanding warrant will have the right, upon subsequent exercise of a warrant, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock that might have been received upon the exercise of such warrant immediately prior thereto, and the exercise price will be appropriately adjusted. The warrants do not confer on the holder any voting or preemptive rights, or any other rights as a shareholder of NeoRx.

Antitakeover Provisions

    Certain provisions of the Company's Restated Articles of Incorporation and Bylaws, as well as the Washington Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of Series Preferred Stock with rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Series Preferred Stock issued in the future. The issuance of additional Series Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a party to acquire, or discourage a party from acquiring, a majority of the Company's outstanding voting shares. The Company is also subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which generally prohibits any "significant business transactions" within five years of the date a person acquires 10% or more of the outstanding voting shares of a Washington corporation unless the transaction or the acquisition is approved prior to the acquisition date by a majority of a corporation's then board of directors. In addition, the Company is subject to the "fair price" provisions of Chapter 23B.17 of the Washington Business Corporation Act, which generally prohibits "interested shareholder transactions" (such as a merger, sale of assets or liquidation) with a person who beneficially owns 20% or more of a corporation's outstanding voting Shares, unless approved by a majority vote of disinterested directors or a two-thirds vote of disinterested shareholders.

    The Company is party to a Rights Agreement designed to maximize the long-term value of the Company for its shareholders by deterring takeover abuses and providing adequate time for the Company's Board of Directors and shareholders to evaluate acquisition proposals. In accordance with the Rights Agreement, one preferred stock purchase right is attached to each share of outstanding Common Stock. The rights are not exercisable until ten days after a person or group acquires 20% or more of the Company's Common Stock or ten business days (or such later date as may be determined by the Board of Directors) after a person or group announces an offer to purchase 20% or more of the Company's Common Stock. If the rights become exercisable, the holders may exercise them to purchase Series A Junior Participating Preferred Stock or may exercise them to purchase shares of Common Stock with a market value of two times the $40 exercise price of the rights. If a person or group has acquired 20% or more of the Company's Common Stock and thereafter acquires the Company by merger or transfer of 50% or more of the Company's assets or earning power, the rights become rights to purchase common stock of the acquiring company having the market value of two times the exercise price of the rights. If the Company's Board of Directors determines an acquisition of the Company to be in the best interests of the Company and its shareholders, it will redeem the rights or amend the Rights Agreement so the rights will not become exercisable as a result of the approved acquisition.

Transfer Agent

    The Company's transfer agent and registrar is First Interstate Bank of Washington, N.A.

                              LEGAL OPINIONS

    The validity of the Common Stock offered hereby has been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                 EXPERTS

    The audited financial statements of the Company incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.
                           ____________________

                                                                    Page

Available Information ..........................................      2
Incorporation of Certain Documents by Reference ................      2
Risk Factors ...................................................      3
Dividends ......................................................      7
Capitalization .................................................      8
Selling Shareholder ............................................      9
Plan of Distribution ...........................................      9
Description of Capital Stock ...................................     10
Legal Opinions .................................................     12
Experts ........................................................     12

                                  NEORX CORPORATION

                                  268,904 Shares of
                                    Common Stock



                                 P R O S P E C T U S



                                   __________, 1996

Information contained herein is subject to completion or amendment.
A registration statement relating to these Securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     Subject to Completion, dated June 11, 1996
PROSPECTUS
                         1,654,338 Shares of Common Stock
                    1,323,471 Warrants to Purchase Common Stock
                              77,859 Warrant Shares

                                NeoRx Corporation

    This Prospectus relates to (i) 1,654,338 shares (the "Shares") of common stock, $.02 par value per share (the "Common Stock"),
(ii) 1,323,471 warrants (the "Warrants") to purchase Common Stock of NeoRx Corporation (the "Company" or "NeoRx") and (iii) 77,859 shares of Common Stock of NeoRx issuable upon exercise of 311,436 Warrants held by a shareholder (the "Warrant Shares"). Every four Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $5.3125. The Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "Securities." The Securities may be offered by certain shareholders of the Company (the "Selling Security Holders") from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Security Holders" and "Plan of Distribution."
         None of the proceeds from the sale of the Securities by the Selling Security Holders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders) in connection with the registration and sale of the Securities being offered by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    All the Securities were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold 1,323,471 units (the "Units"), each Unit consisting of one share of Common Stock and one Warrant to purchase one-quarter of one share of Common Stock, to the Selling Security Holders in private transactions in April 1995. The Shares, including the 330,867 shares of Common Stock underlying the Warrants, and the Warrants are registered hereunder. This Prospectus covers not only the resale of shares to be issued upon exercise of the Warrants by the Selling Security Holders, but also the issuance of shares upon exercise of the Warrants by subsequent purchasers of the Warrants. The Company sold an additional 77,859 units in September 1995 pursuant to Regulation S to one of the Selling Security Holders, each such unit consisting of three shares of Common Stock and four warrants to purchase one-quarter of one share of Common Stock. The 77,859 shares of Common Stock underlying the warrants sold in September 1995 are also registered hereunder. This Prospectus has been prepared so that future sales of the Securities will not be restricted under the Securities Act. In connection with any sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Security Holders."

    The Common Stock is quoted on the Nasdaq National Market under the symbol "NERX." On June 4, 1996, the closing sales price for the shares of Common Stock as reported on the Nasdaq National Market was $7.00 per share. Prior to this offering, there has been no public market for the Warrants, and there can be no assurance that any such market will develop. The Warrants have been approved for quotation on the Nasdaq National Market under the symbol "NERXW."
                        __________________________

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS BEGINNING ON PAGE 4."
                        __________________________

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        __________________________

The date of this Prospectus is __________, 1996.

                          AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Such reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus as to the contents of any agreement or other document of which a copy is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission incorporated herein by reference are qualified in their entirety by reference thereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to: NeoRx Corporation, 410 West Harrison Street, Seattle, Washington 98119, Attention: Investor Relations.

    The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

       (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

       (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

       (3) The Company's Current Report on Form 8-K filed by the Company on April 16, 1996.

    All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.
                         __________________________

    The Company's principal offices are located at 410 West Harrison Street, Seattle, Washington 98119, and its telephone number is (206) 281-7001.

                               RISK FACTORS

    Prospective purchasers should carefully consider the risk factors set forth below as well as the other information set forth in this Prospectus before purchasing the Securities offered hereby.

Early Stage of Product Development; Technological Uncertainty

    To date, substantially all of the Company's revenues have consisted of payments received under agreements with corporate partners and from government research contracts, none of which provide for material future funding. The Company has received no revenues to date from product sales, does not expect regulatory approval for commercial sales of its lung cancer imaging product earlier than the third quarter of 1996 and does not expect to seek U.S. regulatory approval for sales of its cancer and anti-restenosis treatment products before 1999. The Company's current research and development activities are focused primarily on its proposed therapeutic products, which are in an early stage of development. In preclinical studies the Company's pretargeting technology has shown promise for the treatment of cancer tumors in animals. Results obtained in preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials. The Company initiated a Phase I dose escalation study in humans in mid-1994 and does not expect to complete such study before the second half of 1996. The Company's proposed therapeutic products for the prevention of restenosis are also in an early stage of development.

    The Company will require collaborative partners to assist in developing its potential products, and there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future. In addition, the Company's potential products will require significant additional research and development and extensive clinical testing prior to commercial use. There can be no assurance that these potential products will be successfully developed into drugs that can be administered to humans or that any such drugs or related therapies will prove to be safe and effective in clinical trials or cost-effective to manufacture. Further, these potential products may prove to have undesirable and unintended side effects that may prevent or limit their commercial use.

History of Losses; Need for Additional Funds

    The Company has been unprofitable since inception and expects to incur additional operating losses over the next several years. These operating losses may fluctuate from period to period. For the period from February 13, 1984 (the Company's inception) to March 31, 1996, the Company incurred net losses aggregating $109.4 million. The Company's existing capital resources and interest income thereon are currently expected to be sufficient to fund the Company's operations through late 1997. The Company's actual expenditures will depend on numerous factors, including results of research and development activities, clinical trials, the levels of resources that the Company devotes to establishing and expanding marketing and manufacturing capabilities, competitive and technological developments and the timing and cost of relationships with parties to collaborative agreements. The Company will require substantial additional funds to complete the development of its therapeutic products. Adequate funds for these purposes, whether through additional financings, collaborative arrangements with corporate sponsors or other sources, may not be available when needed or on terms favorable to the Company.

Dependence on Suppliers

    The Company depends on the timely delivery from suppliers of certain materials and services. In connection with its research, preclinical studies and clinical trials, the Company has periodically experienced interruption in the supply of monoclonal antibodies, including the

1990 loss of its former sole supplier of the antibody used in its cancer imaging products. Interruptions in these and other supplies could occur in the future. The Company will need to develop sources for commercial quantities of yttrium-90, the radionuclide used in its proposed cancer therapeutic products, and for the antibody, streptavidin and clearing agent used in Avicidin. The catheter used to deliver the Company's proposed anti-restenosis products has not yet been approved for sale by the FDA; commercial use of such catheter depends on receiving such approval. In addition, the Company depends on a supply of the catheter from its manufacturer, and there can be no assurance that the manufacturer will provide a timely and adequate supply of catheters to the Company. Any failure by the manufacturer to timely and adequately supply catheters would have a material adverse effect on the Company's ability to commercialize these products.

Dependence on Others for Commercial Manufacturing and Marketing

    The Company has no manufacturing facilities for commercial production of its products under development. The Company also has no experience in sales, marketing or distribution. The Company's strategy for commercialization of its products requires entering into various arrangements with corporate collaborators, licensors, licensees and others to manufacture, distribute and market its products. The Company will depend on the success of these outside parties in performing their responsibilities. Although the Company believes that parties to its existing and any future arrangements will have an economic motivation to successfully perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the Company's control. There can be no assurance that such parties will perform their obligations as expected, that the Company will derive any revenues from such arrangements or that the Company's reliance on others for manufacturing products will not result in unforeseen problems with product supply. The Company entered into agreements with Boehringer Ingelheim and DuPont Merck under which Boehringer Ingelheim has worldwide manufacturing rights and non-North American marketing rights and DuPont Merck has exclusive North American marketing rights to the Company's Verluma lung cancer imaging product. The Company intends to seek collaborative partners to assist in developing, manufacturing and marketing its therapeutic products under development. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that its current or future collaborative arrangements will be successful.

Competition

    Cancer imaging and therapy and anti-restenosis product development is highly competitive. There are numerous competitors developing products to detect, stage or treat each of the diseases for which the Company is seeking to develop products. Some competitors have adopted product development strategies similar to the Company's approach of targeting cancer cells by linking radionuclides to monoclonal antibodies. Many emerging companies have corporate partnership arrangements with large, established companies to support research, development and commercialization efforts of products that may be competitive with those being developed by the Company. In addition, a number of established pharmaceutical and chemical companies are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary monoclonal antibody-based technology or other technologies applicable to the imaging or treatment of cancer and restenosis. Many of the Company's existing or potential competitors have or have access to substantially greater financial, research and development, marketing and production resources than those of the Company and may be better equipped than NeoRx to develop, manufacture and market competing products. The Company's competitors may develop and introduce products that are more effective than those of the Company or that would render the Company's technology and products under development less competitive, uneconomical or obsolete.

Technological Uncertainties Regarding Human Immune Response to
Foreign Proteins

    The Company's Avicidin cancer therapy product, which is in Phase I/II clinical testing, currently uses a monoclonal antibody of murine (mouse) origin coupled to streptavidin, a protein of bacterial origin. These molecules appear as foreign proteins to the human immune system, which develops its own antibody in response. The HAMA response, or "human anti-streptavidin antibody" response, or "HASA," may limit the number of doses that may be safely or effectively administered to a patient, thereby limiting a product's efficacy. The Company believes that humanized antibodies may reduce HAMA and that chemical modification of streptavidin may reduce HASA. Gene cloning technology permits splicing of human and murine antibody portions together, thereby yielding humanized molecules. Although the Company has produced a humanized version of the murine antibody used in Avicidin and has initiated a Phase I human safety study of the humanized antibody, there can be no assurance that such humanized antibody would reduce the extent to which HAMA or HASA may limit the effectiveness of the Company's cancer therapy products or that the Company will successfully commercialize products incorporating the humanized antibody.

Uncertainty Regarding Patents and Proprietary Rights

    The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions, and currently no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Products and processes important to NeoRx are subject to this uncertainty. Accordingly, there can be no assurance that the Company's patent applications will result in additional patents being issued or that, if issued, patents will afford protection against competitors with similar technology, nor can there be any assurance that any patents issued to the Company will not be infringed by or designed around by others or that others will not obtain patents that the Company would need to license or design around. Moreover, the technology applicable to the Company's products is developing rapidly. Research institutes, universities and biotechnology companies, including the Company's competitors, have filed applications for, or have been issued, numerous patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or relating to those of the Company.
The scope and validity of such patents, the extent to which the Company may be required to obtain licenses thereunder or under other proprietary rights and the cost and availability of licenses are unknown. To the extent licenses are required, there can be no assurance that they will be available on commercially reasonable terms, if at all. The Company also relies on unpatented proprietary technology. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, that others will not otherwise gain access to the Company's proprietary technology, or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

Delays and Costs Resulting From Government Regulation

    The manufacture and marketing of the Company's proposed products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. Clinical trials, manufacturing and marketing of products are subject to the rigorous testing and approval processes of the FDA and equivalent foreign regulatory authorities. Clinical trials and regulatory approval can take a number of years to accomplish and require the expenditure of substantial resources.
There can be no assurance that clinical trials will be started or completed successfully within any specified time period. Delays in approval can occur for a number of reasons, including the Company's failure to obtain necessary supplies of monoclonal antibodies or other materials or to obtain a sufficient number of available patients to support the claims necessary for regulatory approval. There can be no assurance that requisite FDA approvals will be obtained on a timely basis, if at all, or that any approvals granted will cover all the clinical indications for which the Company may seek approval.

Boehringer Ingelheim filed a PLA and an ELA with the FDA for approval to manufacture and market Verluma in March 1994. In December 1995, ODAC recommended that the FDA approve Verluma. On March 22, 1996, Boehringer Ingelheim advised the Company that it had decided to discontinue the use of a contract manufacturer of a non-biologic component of the Verluma product and assume responsibility for its manufacture. Because Boehringer Ingelheim must validate its manufacturing processes and procedures for this component, the Company does not expect FDA approval before the third quarter 1996. The Company's business would be adversely affected by significant delays in FDA approval of the manufacture and marketing of this product by Boehringer Ingelheim or by failure of the FDA to grant such approval. Delays or failure to obtain regulatory approval would adversely affect or prevent the marketing of other products developed by the Company and its ability to receive royalty or other product revenues. The manufacture and marketing of drugs are subject to continuing FDA review and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse governmental regulation that might arise from future U.S. or foreign government action.

Risk of Product Liability

    The testing, manufacturing, marketing and sale of human healthcare products under development by the Company entail an inherent risk that product liability claims will be asserted against the Company. Although the Company is insured against such risks up to a $10 million annual aggregate limit in connection with human clinical trials and commercial sales of its products under development, there can be no assurance that the Company's present product liability insurance is adequate. A product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company and may prevent the Company from obtaining adequate product liability insurance in the future on affordable terms. In addition, there can be no assurance that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost.

Uncertainty of Pharmaceutical Pricing, Healthcare Reform and Reimbursement

    The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. The Company cannot predict the effect healthcare reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its products under development may be adversely affected. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

Reliance on Key Personnel

    The Company's success will depend in part on the efforts of certain key scientists and management personnel. Because of the specialized nature of the Company's business, the Company's ability to maintain its competitive position will depend in part on its ability to attract and retain qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. The loss of key management or scientific personnel could have an adverse effect on the Company's business. The Company does not maintain key man insurance on any of its scientists or management personnel.

Compliance With Environmental Regulations; Hazardous Materials

    The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with its research and development activities and its manufacturing of clinical trial materials. Although the Company believes that it has complied with these laws and regulations in all material respects, there can be no assurance that it will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development and clinical manufacturing processes involve the controlled use of small amounts of hazardous and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources.

Possible Volatility of the Price of the Securities

    The market price of the Securities following this offering may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, results and timing of clinical trials, regulatory approvals or developments relating to corporate alliances or patent or proprietary rights may have a significant impact on the market price of the Securities. In addition, general market price declines, volatility or share illiquidity in the future could adversely affect the market price of the Securities.

No Assurance of Public Market for Warrants

    Prior to this offering, there has been no public trading market for the Warrants. There can be no assurance that a regular trading market will develop after this offering or that, if developed, it will be sustained. The Company has the right to suspend use of this Prospectus for a discrete period of time upon the occurrence of certain events.

                                  DIVIDENDS

    The Company has never paid dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, under the terms of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1, cash dividends on the Common Stock may not be paid unless full cumulative dividends on such preferred stock have been paid.

                               CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1996.

                                                                        March 31, 1996
                                                                        --------------
                                                                        (in thousands)
Noncurrent liabilities:
  9 3/4/% Convertible Subordinated Debentures.......................       $   1,195
  Other noncurrent liabilities......................................              77
                                                                            --------
     Total noncurrent liabilities...................................           1,272
                                                                            --------
Shareholders' equity:
  Series Preferred Stock, $.02 par value per share; 3,000,000 shares authorized:
     Convertible Exchangeable Preferred Stock, Series 1;
     208,240 shares outstanding.....................................               4
     Convertible Preferred Stock, Series 2;
     46,667 shares outstanding .....................................               1
  Common Stock, $.02 par value per share, 60,000,000 shares
  authorized, 15,349,577 shares outstanding (1).....................             307
  Additional paid-in capital........................................         139,058
  Accumulated deficit since inception...............................        (117,050)
                                                                            --------
     Total shareholders' equity.....................................          22,320
                                                                            --------
                Total capitalization................................          23,592
                                                                            =========

_______________

(1) Does not include (i) 1,033,727 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; (ii) 2,811,853 shares of Common Stock reserved for issuance upon exercise of outstanding stock options; (iii) 46,318 shares of Common Stock reserved for issuance upon the conversion of the 9 3/4% Convertible Subordinated Debentures; (iv) 236,636 shares of Common Stock reserved for issuance upon conversion of the Convertible Exchangeable Preferred Stock, Series 1; and (v) 1,239,860 shares of Common Stock reserved for issuance upon conversion of the Convertible Preferred Stock, Series 2.

                         SELLING SECURITY HOLDERS

    The following table provides the names of the Selling Security Holders and the number of Securities being offered by each of them.

                                                         Securities Offered
                                                        --------------------
        Selling Security Holders                        Shares(1)   Warrants
- --------------------------------------------            ---------   --------
Ardsley Advisory Partners (2)                            781,250    625,000

Sam Oracle Fund, Inc.                                     76,838     61,471

Quasar International Partners C.V.                        93,750     75,000

Oracle Partners, L.P.                                    282,500    226,000

Oracle Institutional Partners, L.P.                       17,500     14,000

State of Oregon Stock Growth Fund                        187,500    150,000

Viking Medical Ventures Limited                           62,500     50,000

Ivy Management Inc. for Ivy Emerging
Growth Fund                                               28,750     23,000

Ivy Management Inc. for Universal
U.S. Emerging Growth Fund                                 96,250     77,000

Framlington Unit Management Limited
A/C Health Fund                                           20,000     16,000

Selina W. Hewlett                                          7,500      6,000

Den Norske Krigsforsikring for Skib (3)                   77,859          0

_______________

(1)    Includes Shares issuable upon exercise of the Warrants.
(2) Assuming the sale of all the Shares offered by Ardsley Advisory Partners ("Ardsley"), Ardsley will hold approximately 9.5% of the Company's outstanding stock.
(3) Consists of Shares issuable upon the exercise of certain warrants held by Den Norske Krigsforsikring for Skib ("Den Norske"). Assuming the sale of all the Shares offered by Den Norske, Den Norske will hold 233,577 shares of Common Stock (approximately 1.5% of the Company's outstanding Common Stock).

    After completion of this offering, assuming all the Shares being offered are sold, none of the Selling Security Holders, other than Ardsley and Den Norske, will own any shares of Common Stock.

    No Selling Security Holder has held any position, office or other material relationship with the Company or any of its affiliates within the past three years.

    The Company sold 1,323,471 Units, each Unit consisting of one share of Common Stock and one Warrant to purchase one-quarter of one share of Common Stock, to the Selling Security Holders in private transactions in April 1995. The Company anticipates that the net proceeds from the sale of the Units will be used to fund research and development efforts, losses, working capital requirements relating to the development and commercialization of the Company's products and programs, and for other general corporate purposes. The Shares, including the 330,867 shares of Common Stock underlying the Warrants, and the Warrants are registered hereunder. The Company sold an additional 77,859 units in September 1995 pursuant to Regulation S to one of the Selling Security Holders, each such unit consisting of three shares of Common Stock and four warrants to purchase one-quarter of one share of Common Stock. The 77,859 shares of Common Stock underlying the warrants sold in September 1995 are also registered hereunder. This Prospectus covers not only the resale of shares to be issued upon exercise of the Warrants by the Selling Security Holders, but also the issuance of shares upon exercise of the Warrants by subsequent purchasers of the Warrants. All the Securities being offered by the Selling Security Holders, except for the Shares to be sold by Den Norske, were acquired by them from NeoRx in private transactions pursuant to individual purchase agreements dated as of April 18, 1995 at a gross purchase price per Unit of $5.3125. UBS Securities Inc. and Vector Securities International, Inc. acted as co-placement agents on behalf of NeoRx in connection with the sale of the Units by NeoRx to the Selling Security Holders. In consideration of the services provided by the co-placement agents, NeoRx paid them an aggregate fee of 7% of the gross purchase price. The Shares being registered for sale by Den Norske represent shares of Common Stock issuable upon the exercise of certain warrants purchased by Den Norske as part of the sale of units of Common Stock and warrants by the Company pursuant to Regulation S in September 1995.

    Each Selling Security Holder has represented to the Company that it purchased the Securities for investment, with no present intention of distribution. However, in recognition of the fact that investors, even though purchasing the Securities for investment, may wish to be legally permitted to sell their securities when they deem appropriate, the Company has filed with the Commission under the Securities Act the Registration Statement with respect to the resale of the Securities from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for three years from its effective date.

                          PLAN OF DISTRIBUTION

    The resale of the Securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such
prevailing market prices or at negotiated prices.   The Selling
Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of one or more of the Selling Security Holders in connection with the offering of certain of the Securities by the Selling Security Holders. None of the proceeds from the sale of the Securities by the Selling Security Holders will be received by the Company. In addition, any of the Securities that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this prospectus.

The Company has the right to suspend use of this Prospectus for a discrete period of time upon the occurrence of certain events, including pending corporate developments.

    The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders) in connection with the registration and sale of the Securities being offered by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

    There can be no assurance that the Selling Security Holders will sell any or all of the Securities offered by them hereunder.

                         DESCRIPTION OF THE WARRANTS

    The Company sold 1,323,471 Units, each Unit consisting of one share of Common Stock and one Warrant to purchase one-quarter of one share of Common Stock, to the Selling Security Holders (except for Den Norske) in private transactions in April 1995. As part of an additional unit offering in September 1995, the Company sold 311,436 Warrants to purchase one-quarter of one share of Common Stock to Den Norske in a private transaction. Every four Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $5.3125 (the "Stock Purchase Price"). The Warrants are exercisable from October 25, 1995 through April 25, 1998.

    The Stock Purchase Price and, in some cases, the number of shares of Common Stock issuable upon exercise of the Warrants will be appropriately adjusted in the event of stock splits, stock combinations, rights offerings or stock or other dividends involving the Common Stock. Fractional shares will not be issued upon exercise of the Warrants and, in lieu thereof, a cash adjustment based on the fair market value of the Common Stock as reported on the Nasdaq National Market (or as reported on a national securities exchange, if applicable) on the date of exercise will be made.

    In case of any reclassification or capital reorganization, or in case of any consolidation or merger of NeoRx with or into another corporation or any sale, lease or transfer to another corporation of all or substantially all the assets of NeoRx, the holder of each of the outstanding Warrants will have the right, upon subsequent exercise of a Warrant, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock that might have been received upon the exercise of such Warrant immediately prior thereto, and the Stock Purchase Price will be appropriately adjusted. The Warrants do not confer on the holder any voting or preemptive rights, or any other rights as a stockholder of NeoRx.

    The Warrants may be exercised in whole or in part by the surrender of the Warrants to the Company at the principal office of First Interstate Bank of Washington, N.A. in Seattle, Washington or at the principal office of the Company in Seattle, Washington, with the form of election to exercise set forth on the back of the Warrant certificate duly completed and signed, and accompanied by cash or a cashier's check (or by bank wire transfer of immediately available funds) in the amount of the Stock Purchase Price multiplied by the number of shares of Common Stock to be acquired pursuant to such exercise.

    The provisions of the Warrants pursuant to which the shares registered on behalf of Den Norske will be issued are substantially identical to the provisions of the Warrants described above.

                       DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 3,000,000 shares of Series
Preferred Stock, $.02 par value per share.

Common Stock

    The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders, except that in elections of directors, shareholders are entitled to cumulate votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. The holders of Common Stock are entitled to receive ratably such dividends as are declared by the Company's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Series Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities of the Company and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Series Preferred Stock, upon conversion of debentures upon issuance and exchange, and upon exercise of warrants, will be, fully paid and nonassessable. At March 31, 1996, there were approximately 15.3 million shares of Common Stock outstanding held of record by approximately 1,100 shareholders.

Series Preferred Stock

    The Company is authorized to issue 3,000,000 shares of Series Preferred Stock, par value $.02 per share, of which 208,240 shares of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1 (the "Series 1 Preferred Stock"), and 46,667 shares of its Series 2 Convertible Preferred Stock were outstanding at March 31, 1996.

    If declared by the Company's Board of Directors, holders of Series 1 Preferred Stock are entitled to receive a cash dividend of $2.4375 per share, payable in semi-annual installments on June 1 and December 1. Dividends are cumulative. Each share of Series 1 Preferred Stock is convertible into approximately 1.14 shares of Common Stock, subject to adjustment in certain events. The Series 1 Preferred Stock is redeemable at the Company's option at certain redemption prices, $25.98 per share at the date of this Prospectus, reducing to $25.00 per share by 1999. The holders of Series 1 Preferred Stock have no voting rights, except in limited circumstances.

    The holders of Series 2 Convertible Preferred Stock are entitled to receive a dividend of 8% per year of the "Stated Value" ($100 per share) on a cumulative basis, with quarterly compounding. Dividends shall be paid in cash or Common Stock, at the Company's option, at the time that such Series 2 Convertible Preferred Stock is converted or redeemed. Each share of Series 2 Convertible Preferred Stock is convertible into Common Stock at a conversion price equal to 83% of the average market price of the Common Stock for the five consecutive trading days ending one day prior to the date of conversion, subject to certain restrictions on conversion and adjustment in certain circumstances; provided, however, that such conversion price shall not be less than $4.41 (except in certain circumstances) nor more than $8.36 per share of Common Stock. The Series 2 Convertible Preferred Stock is redeemable by the Company at a price of $120.50 per share, plus accrued and unpaid dividends. The holders of Series 2 Convertible Preferred Stock have no voting rights, except in limited circumstances.

    The Company's Board of Directors may, without further action by the Company's shareholders, issue additional Series Preferred Stock in one or more series and fix all the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

Warrants

    At March 31, 1996, the Company had 1,634,907 Common Stock purchase warrants outstanding. Every four such warrants entitle the holder thereof to purchase one share of Common Stock at an exercise price of $5.3125. Such warrants are exercisable until April 25, 1998. Additionally, in conjunction with an agreement, the Company issued Boehringer Ingelheim warrants to purchase shares of the Company's Common Stock. At March 31, 1996, warrants to purchase 625,000 shares were outstanding, which warrants are exercisable through September 11, 1997. Such warrants entitle the holder thereof to purchase 375,000 shares of Common Stock at an exercise price of $21.12 per share and 250,000 shares of Common Stock at an exercise price of $15.84 per share.

    The exercise price and, in some cases, the number of shares of Common Stock issuable upon exercise of the warrants will be appropriately adjusted in the event of stock splits, stock combinations, rights offerings or stock or other dividends involving the Common Stock. Fractional shares will not be issued upon exercise of the warrants and, in lieu thereof, a cash adjustment based on the fair market value of the Common Stock as reported on the Nasdaq National Market (or as reported on a national securities exchange, if applicable) on the date of exercise will be made. In case of any reclassification or capital reorganization, or in case of any consolidation or merger of NeoRx with or into another corporation or any sale, lease or transfer to another corporation of all or substantially all the assets of NeoRx, the holder of each outstanding warrant will have the right, upon subsequent exercise of a warrant, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock that might have been received upon the exercise of such warrant immediately prior thereto, and the exercise price will be appropriately adjusted. The warrants do not confer on the holder any voting or preemptive rights, or any other rights as a shareholder of NeoRx.

Antitakeover Provisions

    Certain provisions of the Company's Restated Articles of Incorporation and Bylaws, as well as the Washington Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of Series Preferred Stock with rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Series Preferred Stock issued in the future. The issuance of additional Series Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a party to acquire, or discourage a party from acquiring, a majority of the Company's outstanding voting shares. The Company is also subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which generally prohibits any "significant business transactions" within five years of the date a person acquires 10% or more of the outstanding voting shares of a Washington corporation unless the transaction or the acquisition is approved prior to the acquisition date by a majority of a corporation's then board of directors. In addition, the Company is subject to the "fair price" provisions of Chapter 23B.17 of the Washington Business Corporation Act, which generally prohibits "interested shareholder transactions" (such as a merger, sale of assets or liquidation) with a person who beneficially owns 20% or more of a corporation's outstanding voting Shares, unless approved by a majority vote of disinterested directors or a two-thirds vote of disinterested shareholders.

    The Company is party to a Rights Agreement designed to maximize the long-term value of the Company for its shareholders by deterring takeover abuses and providing adequate time for the Company's Board of Directors and shareholders to evaluate acquisition proposals. In accordance with the Rights Agreement, one preferred stock purchase right is attached to each share of outstanding Common Stock. The rights are not exercisable until ten days after a person or group acquires 20% or more of the Company's Common Stock or ten business days (or such later date as may be determined by the Board of Directors) after a person or group announces an offer to purchase 20% or more of the Company's Common Stock. If the rights become exercisable, the holders may exercise them to purchase Series A Junior Participating Preferred Stock or may exercise them to purchase shares of Common Stock with a market value of two times the $40 exercise price of the rights. If a person or group has acquired 20% or more of the Company's Common Stock and thereafter acquires the Company by merger or transfer of 50% or more of the Company's assets or earning power, the rights become rights to purchase common stock of the acquiring company having the market value of two times the exercise price of the rights. If the Company's Board of Directors determines an acquisition of the Company to be in the best interests of the Company and its shareholders, it will redeem the rights or amend the Rights Agreement so the rights will not become exercisable as a result of the approved acquisition.

                                LEGAL MATTERS

    The validity of the Securities being offered hereby has been passed upon for the Company by Perkins Coie, 1201 Third Avenue, 40th Floor, Seattle, Washington.

                                   EXPERTS

    The audited financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.
                               ____________________


                                                                   Page
Available Information ......................................         3
Incorporation of Certain Documents by Reference ............         3
Risk Factors ...............................................         4
Dividends ..................................................         8
Capitalization .............................................         9
Selling Security Holders ...................................        10
Plan of Distribution .......................................        11
Description of the Warrants ................................        12
Description of Capital Stock ...............................        13
Legal Matters ..............................................        15
Experts ....................................................        15


                               NEORX CORPORATION

                              1,654,338 Shares of
                                  Common Stock


                              1,323,471 Warrants to
                              Purchase Common Stock


                              77,859 Warrant Shares


                              P R O S P E C T U S


                                _________, 1996



                                     PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

    The following table sets forth the estimated expenses of the registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions (all amounts are estimated except Securities and Exchange
Commission registration fee).


       Securities and Exchange Commission
       registration fee  .............................   $    837
       Blue sky filing fees and expenses..............      5,000
       Legal fees and expenses........................     10,000
       Accountants' fees and expenses.................      1,000
       Misellaneous expenses..........................      1,163
                                                           ------
                  Total                                  $ 18,000
                                                           ======
Item 15.  Indemnification of Directors and Officers

    The Washington Business Corporation Act, Sections 23B.08.510 through 23B.08.570, gives the registrant the power to indemnify directors, officers, employees and agents of the registrant and those serving at the registrant's request in similar positions in any other corporation, partnership, joint venture, trust or other enterprise in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the
"Securities Act").  The registrant's Restated Articles of
Incorporation and Bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the maximum extent permitted by the Washington Business Corporation Act.
In addition, the registrant has obtained directors' and officers' liability insurance.

Item 16.   Exhibits

Number               Description
- ------               -----------
4.1                  Form of Indenture, dated as of June 1, 1989,
                     between NeoRx Corporation and First Interstate
                     Bank of Washington, N.A., as trustee*

4.2                  Specimen Warrant Certificate**

4.3                  Rights Agreement, dated as of April 10, 1996, between
                     NeoRx Corporation and First Interstate Bank of
                     Washington, N.A., as Rights Agent***

4.4                  Form of Purchase Agreement***

5.1 Opinion of Perkins Coie as to the legality of the securities being registered

23.1                 Consent of Arthur Andersen LLP (included on page
                     II-4)

23.2 Consent of Perkins Coie (included in the opinion filed as Exhibit 5.1)

24.1                 Power of Attorney (see signature page)

                                     II-1

_______________

* Filed as an exhibit to the registrant's Registration Statement on Form S-1 (Registration No. 33-28545) effective May 31, 1989 and incorporated herein by reference.

** Filed as an exhibit to the registrant's Form 8-A dated April 15, 1996 and incorporated herein by reference.

*** Filed as an exhibit to the registrant's Registration Statement on Form S-3 (Registration No. 33-60029) effective August 8, 1995 and incorporated herein by reference.

Item 17.   Undertakings

    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    That, for purposes of determining any liability under the Securities
Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 II-2

                              SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 31, 1996.

                          NEORX CORPORATION


       By   /s/ Paul G. Abrams
            --------------------
            Paul G. Abrams
            President, Chief Executive Officer and Director

                          POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Robert M. Littauer and Jeffrey J. Miller, or either of them, his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange
Commission, hereby ratifying and confirming all that said attorneys
- -in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the 31th day of May, 1996 in the capacities indicated.

Signature                              Title
- ---------                              -----
Paul G. Abrams                     President, Chief Executive Officer
                                   and Director

Robert M. Littauer                 Senior Vice President, Chief
                                   Financial Officer and Treasurer

Fred B. Craves                     Chairman of the Board

James G. Andress                   Director

Jack L. Bowman                     Director

Lawrence H.N. Kinet                Director

Carl-Heinz Pommer                  Director


                                     II-3

                                                                 Exhibit 11.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 16, 1996 included in the NeoRx Corporation Form 10-K for the year ended
December 31, 1995 and to all references to our Firm included in this registration statement.

                                                  Arthur Andersen LLP

Seattle, Washington
June 5, 1996

                                      II-4
